EMPLOYMENT AGREEMENT

This **Employment Agreement** (this "Agreement") is made and entered into as of July 11, 2021 (the "Effective Date") by and between African Agriculture, Inc,, a Delaware corporation with offices located at 445 Park Avenue, 9th Floor, New York, NY 10022 (the "Company"), and Harry Green, residing at 172 Brewster Road, Scarsdale, NY 10583 USA (the "Executive" or "Officer").

RECITALS

A. The Company desires to employ Executive upon the terms and conditions hereinafter set forth.

B. The Executive is willing to accept employment with the Company and to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, it is agreed:

1. Term of Employment. Subject to earlier termination as provided herein, the Company hereby agrees to employ the Executive, and Executive hereby accepts such employment and agrees to remain in the employ of the Company for the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the "Term"). The Term shall be extended automatically for up to two consecutive two (2) year periods. The last automatic annual renewal shall expire on the day immediately preceding the sixth (6th) anniversary of the Effective Date. If either party gives the other a written notice of non-renewal stating his or its intention not to permit the automatic renewal to take effect, then the employment Term shall not automatically renew as provided above. To be effective, a notice of non-renewal must be given not later than the 60th day prior to the applicable anniversary of the Effective Date.

2. Duties of the Officer.

Officer shall be the Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer and Company's Board of Directors. Subject to the terms hereof, Officer shall use commercially reasonable efforts to perform such duties as assigned to him in good faith by the Board of Directors in connection with the Officer's duties to oversee and scope of responsibilities as mutually defined, but initially to incorporate providing management, capital markets, business strategy, monitoring, and financial advisory services, and all business development to the Company, and such other services consistent with Officer's position. Notwithstanding the above, the Company recognizes that Officer engages in other ancillary and certain unrelated business activities which Officer shall be permitted to continue.

3. Compensation.

(a) Base Salary. The Company shall pay Officer an annual base salary of [$240,000] annum (or a fraction thereof for portions of a year), subject to salary increases at the discretion of the Majority shareholder, Chief Executive Officer and Board of Directors. Officer's salary shall be subject to all appropriate federal, state and municipal withholding taxes and other payroll deductions required by law or authorized by him and shall be payable in accordance with the normal payroll procedures of the Company.

(b) **Incentive Bonus.** In addition to Officer's base salary set forth in Section 3(a), with respect to each fiscal year end during the Term (or a fraction thereof for portions of a year during the Term), the Officer shall be eligible for an incentive bonus up to [xx] at the discretion of the Majority shareholder, Chief Executive Officer and Board of Directors. Any such annual bonus shall be subject to all appropriate withholding taxes and payroll deductions and shall be paid within sixty (60) days after the end of the last fiscal quarter of the Company whether or not employee is then employed or not at the time of payment.

(c) **Stock compensation.** Promptly upon this Agreement being signed, the Company will grant Executive an option (the "Initial Option") to purchase one percent (1%) of the common stock of the Company, determined on a fully diluted basis of the combined company as of the grant date. The Initial Option will be evidenced by an award agreement to be entered into by and between Advisor and the Company, and the Option will have a per share exercise price of $.001 per share, which shall be adjusted in the event of stock splits, reorganizations, mergers and the like. The Initial Option will be fully vested on the date of grant. For the avoidance of doubt the Parties acknowledge and agree that the Initial Option is intended to satisfy the requirements of Treasury Regulation 1.409A-1 (b)(5) such that, when granted, the Initial Option will be exempt from Section 409A (as defined below). The Company intends to implement a Equity Stock Compensation Plan (the "Plan"), and the Officer shall be eligible to future participation in such plans, subject to the discretion of the Majority shareholder, Chief Executive Officer and Board of Directors. Any shares issued upon exercise of any options shall be subject to all appropriate withholding and capital gains taxes, in accordance with the Plan, and subject to annual review by the Majority shareholder, Chief Executive Officer and Board of Directors. The annual review shall not change any prior allocation or vesting schedule. All unvested stock options will vest upon a Change of Control.

(d) **Initial Bonus Pool.** In the event the Company (or any successor thereto in connection with a reverse-merger, public listing or other corporate transaction following the Effective Date, including, without limitation, a Transaction (a "Successor")) achieves an average market capitalization of at least $2.5 billion during any 30-day period following the Effective Date (the "Initial Bonus Pool Hurdle"), the Company will fund an initial bonus pool with $25 million (the "Initial Bonus Pool") within 30 days of the date of the Initial Bonus Pool Hurdle being achieved. The majority shareholder of the Company (the "Majority Shareholder") will determine, in consultation with Chief Executive Officer, to which employees and service providers of the Company will be allocated a portion of the Initial Bonus Pool (the "Initial Bonus Grantees"). Subject to an Initial Bonus Grantee's continuous engagement through the applicable payment date, any Initial Bonuses that become payable pursuant to this Section 5(d) shall be due and payable to such Initial Bonus Grantees within 30 days of the date on which the Initial Bonus Pool is achieved.

(e) **Additional Bonus Pool.** In the event the Company (or any Successor) achieves and sustains an average market capitalization of at least $5.0 billion during any 60-day period following the Effective Date (the "Additional Bonus Pool Hurdle"), the Company will fund an additional bonus pool with an additional $50 million (the "Additional Bonus Pool") within 30 days of the date of the Additional Bonus Pool Hurdle being achieved. The Majority Shareholder will determine, in consultation with Chief Executive Officer, those employees and service providers of the Company to be allocated a portion of the Additional Bonus Pool (the "Additional Bonus Grantees"). Any Additional Bonuses that become payable pursuant to this Section 5(c) shall be due and payable to such Additional Bonus Grantees within 30 days of the date on which the Additional Bonus Pool is achieved.

4. **Officer Benefits, Vacation and Perquisites.** During the Term, and after completion of any generally applicable waiting periods or eligibility periods, the Officer shall be eligible to participate in all welfare and retirement benefit plans and programs, if, as and when adopted by the Company, and perquisites, made available to senior Officers of the Company.

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5. **Reimbursement of Expenses.** The Company shall reimburse the Officer, upon presentation of receipts or other adequate documentation in accordance with Company policy, for all necessary and reasonable business expenses incurred by the Officer consistent with Company policy, in the course of rendering services to the Company during Officer's period of employment hereunder.

6. **Termination.** Either the Company or Officer may terminate Officer's employment at any time upon notice of such termination (except Officer's death) to the other party upon the occurrence of any one of the following events:

(a) **Death or Disability.** The death or Disability of Officer. For the purpose of this Agreement, the "Disability" of the Officer shall mean Officer's inability to perform his material duties for a period of not less than 90 consecutive or 135 non-consecutive calendar days in any 24-month period because of physical or mental incapacities. Officer authorizes any treating physician to consult with the Company and any physician or mental health professional engaged by the Company to determine whether Officer is disabled for purposes of this paragraph. Officer represents that he presently has no condition that if it continues for the requisite period would be deemed to be a Disability for this Section 6(a).

(b) **Termination for Cause.** The following events, for purposes of this Agreement, shall constitute "Cause" for termination of Officer's employment by the Company:

(a) The criminal conviction or plea of guilty or nolo contendere to a felony of any kind or any other crime involving securities fraud or theft;

(b) The willful breach of Officer's duties specified in this Agreement;

(c) Officer's material misconduct with regard to the Company, including, but not limited to, his willful failure to comply with Company written reasonable rules and policies, or his gross neglect or dereliction of duty;

(d) Officer's failure to follow in good faith a reasonable lawful direction of the Board of Directors, or any committee established by the Board of Directors which directs Officer to follow its direction;

(e) Any criminal conviction or plea of guilty or nolo contendere to an act of sexual harassment or other discriminatory or unlawful activity by Officer affecting an employee or class of employees of the Company;

(f) Any unauthorized conduct, whether dishonest, fraudulent or otherwise that materially discredits the Company or is materially detrimental to the reputation of the Company, and is so adjudged by a Court of competent jurisdiction, and either not appealed or upheld on appeal to the highest Court having jurisdiction;

(g) Any breach of any of Officer's obligations under Section 8 below (including, without limitation, Officer's covenant to maintain the confidentiality of Proprietary Information as set forth in the Proprietary Information and Intellectual Property Agreement and in Section 8(a) hereof).

(h) Any criminal conviction or plea of guilty or nolo contendere to a violation of the Foreign Corrupt Practices ACT of 1997.

If the Company terminates the Officer's employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this Agreement or any other agreement, at law or in equity or otherwise.

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Notwithstanding the foregoing, in the event that the Company determines to terminate your employment for Cause, if the applicable conduct purporting to constitute Cause is curable, such termination shall only become effective and shall only constitute a termination by the Company for Cause if the Company has first provided you with prior written notice detailing the conduct or failure constituting such Cause, and a 30-day period to cure the same. If such conduct or failure is cured prior to the expiration of the 30-day cure period, Cause for termination shall not be deemed to have occurred or to exist.

(c) **Termination by the Officer or Company with Notice.** The Officer may, subject to Section 8 below, terminate his employment hereunder without liability to the Company arising from the resignation of the Officer upon not less than 60 days' prior notice to the Company. The Company may terminate Officer's employment at any time during such notice period without liability to the Officer. The Company may terminate Officer's employment without "Cause" upon not less than 60 days' prior notice to Officer.

7. Compensation Upon Termination.

(a) **General.** Unless otherwise provided for herein, upon the termination of Officer's employment under this Agreement for any reason, Officer shall be entitled to (collectively, "Accrued Obligations"): (i) the base salary earned by him before the effective date of termination, as provided in Section 3(a) hereof, prorated on the basis of the number of full days of service rendered by the Officer during the year to the effective date of termination; (ii) any bonus, including any incentive bonus, earned for the prior or current year remaining unpaid on the effective date of termination, which shall be payable when such bonus is paid to other senior Officers of the Company; and (iii) any authorized but unreimbursed business expenses. If the Officer's employment hereunder terminates because of his death, all amounts payable hereunder through his date of death shall be paid to his administrators, personal representatives, heirs and legatees, as may be appropriate.

(b) **Termination for Cause or Officer's Resignation.** If the Company terminates Officer's employment for Cause or Officer terminates his employment without the required prior notice as set forth in Section 6(c), Officer shall not be entitled to receive his Accrued Obligations.

In the event that the Officer is terminated for Good Reason (defined below), Officer shall be entitled to a severance, in addition to the Accrued Obligations, which shall include six months of salary, including benefits and bonusses that would have otherwise accrued during such six month period and unvested options shall accelerate.

"**Good Reason**" means: (i) without your consent, relocation of your principal place of employment; (ii) a material breach by the Company of any provision, agreement or representation contained in this Agreement; or (iii) without your consent, a material diminution caused by the Company of your duties, including change in reporting obligations or the assignment to you of duties, inconsistent with the authority or responsibility associated with your Position.

(c) **Termination by the Officer with Notice.** If Officer terminates his employment by notice pursuant to Section 6 (c), Officer shall be entitled to receive all Accrued Obligations; provided that upon receipt of such notice, the Company may terminate Officer's employment at any time during 60-day notice period without liability to pay Officer any amount other than all Accrued Obligations through the termination date.

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8. Noncompetition; Nonsolicitation; Proprietary Information and Intellectual Property.

(a) As of the Effective Date, Officer shall enter into a Proprietary Information and Intellectual Property Agreement in the form attached hereto as Exhibit B and shall perform fully his obligations thereunder.

(b) Officer acknowledges that he has and will acquire Proprietary Information (as defined in the Proprietary Information and Intellectual Property Agreement) during his employment with the Company, that, pursuant to the performance of his employment duties he will have access to the Company's customers and prospective customers which, if solicited for business by Officer following any termination of his employment, could cause substantial and irreparable economic harm to the Company. Accordingly, during the Term and for one (1) year thereafter, the Officer shall not in the United States or any other locale where the Company conducts business (the "Territory"), directly or indirectly, either alone or in partnership or jointly or in conjunction with any person or persons, firm, association, syndicate, company or corporation as principal, agent, employee, partner, member, director, shareholder or in any other manner whatsoever: (i) carry on or be engaged in an agricultural business similar to that conducted by the Company (the "Business") or any other agricultural business which is in competition with the Business as existing on the date of Officer's termination of employment, or (ii) solicit agricultural business from, or sell any agricultural products to, any of the Company's customers in the Territory or any other person, firm or corporation in the Territory to whom the Company has sold products or services within one (1) year preceding the date of such termination, or to any prospective customers who have been contacted by the Company at any time during the one (1) year prior to such termination, where such solicitation or sale would involve the sale of agricultural products or services competitive with the Business.

(c) Officer agrees that neither he, nor any person or entity with which he is engaged, affiliated or employed, will directly or indirectly employ or seek to employ or engage in any other capacity, directly or indirectly, any person employed by the Company or by any customer or supplier of the Company, or by any strategic partner of the Company on such termination date, or otherwise encourage or entice any such person to terminate such employment with the Company during the Term and for a period of one (1) year thereafter. For this purpose, a "person employed by the Company" shall mean individuals and entities employed as employees, and consultants or experts engaged by the Company and the individuals providing the consultants or experts services to the Company. The restriction in this paragraph applicable during any post employment period shall only apply to persons employed by the Company on the date of termination or during the 24-month period prior thereto.

9. Equitable Relief. The Officer acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law. A breach by Officer of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Officer further acknowledges that he possesses unique skills, knowledge and ability and that competition by him in violation of this Agreement, unauthorized disclosure of Confidential Information, or a breach of the non-solicitation provision of Section 8, or any other breach or threatened breach of the provisions of this Agreement would be extremely detrimental to the Company. The Officer agrees that the Company shall be entitled to seek, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach or threatened breach of Section 8 of this Agreement or the agreements referenced in Section 8(a) by him.

Company warrants that it will provide reasonable and customary Directors and Officers insurance coverage for Officer.

10. **Assignment.** This Agreement is personal to the Officer. Neither this Agreement nor its benefits may be assigned in any way by the Officer or by the Company. This Agreement shall be binding upon the Company and the Officer, their respective heirs, executors, administrators or successors in interest.

11. **Severability and Reformation.** If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful, unenforceable as written or invalid, such declaration shall not invalidate any part of this Agreement not declared to be unlawful, unenforceable or invalid. Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

12. **Waiver.** Any waiver by any party of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing or succeeding waiver of, or consent to, any subsequent breach of any provision of this Agreement.

13. **Integrated Agreement.** This Agreement and its attachments constitute the entire Agreement between the parties hereto with regard to the subject matter hereof, and thereof. There are no agreements, understandings, restrictions, inducements, warranties or representations relating to said subject matters between the parties other than those set forth herein and therein. This Agreement may be amended or superseded only in a writing executed by both parties. Waivers must be in writing to be effective.

14. **Notices.** All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or on the next business day if sent by a nationally recognized overnight delivery service, or by express mail to the parties at addresses set forth below or at such other addresses as shall be specified by the parties by like notice:

If to the Company:

Alan Kessler
445 Park Avenue,
9th Floor,
New York, New York 10022

with a copy to:

Robert Londin, Esq.
Morrison Cohen LLP
750 Lexington Avenue
New York, New York 10022

If to the Officer:

Harry Green
172 Brewster Road,
Scarsdale, New York 10583

Notice so given shall be deemed to be given and received on the date of delivery to such address(es). Counsel for a party may give notices on behalf of a party.

15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws, of the State of New York applicable to agreements executed and to be fully performed in such state. Choice of law rules that might apply the law of any other jurisdiction shall not apply.

16. Subject to Section 9 above, any dispute, claim or controversy which arises at any time concerning this Agreement shall be submitted to final and binding arbitration before three (3) arbitrators pursuant to the then effective rules of the American Arbitration Association, venued in the City of New York, State of New York; and any award rendered resolving such dispute may be enforced by any court. Pre-hearing discovery shall be subject to the discretion of the arbitrators appointed to hear a particular claim. Subject to the remaining provisions of this Section 16, each disputing party shall share equally all of the administrative costs of any arbitration, the fees and expenses of the American Arbitration Association, including, without limitation, any advances or deposits required. Officer shall be the "Non-Prevailing Party" in any proceeding hereunder unless the arbitrators award the Officer more than one-half (1/2) of all of the amounts in dispute and resolves all non-monetary disputes in favor of the Officer (in which event, the Company shall be deemed to be the Non-Prevailing Party). The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, any administrative fees arising in connection therewith, and the expenses, including without limitation, attorneys' fees and costs, reasonably incurred by the other party to the arbitration.

17. **Survival.** All obligations of either party which by their terms do not require performance until after termination of Officer's employment hereunder, shall survive such termination.

18. **Counterparts.** This Agreement may be executed in counterparts, each of which shall be an original and all of which shall constitute one and the same Agreement.

19. **Condition Precedent.** The effectiveness of this Agreement is contingent on the consummation of the "Transaction" as defined above, and shall terminate automatically if a Transaction has not been consummated on or prior to December 31, 2021, or at a later date by mutual agreement. The closing date of such Transaction shall be referred to herein as the "Effective Date".

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

By: ______________________
ALAN KESSLER
CHAIRMAN & CEO.

OFFICER:

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Harry Green

EXHIBIT A TO EMPLOYMENT AGREEMENT

GENERAL RELEASE

This **GENERAL RELEASE** ("Release") dated as of ________________, is given by ________________ ("Officer") to ____________________________, a __________ corporation ("Company").

WHEREAS, the Company and the Officer previously entered into an Employment Agreement dated as of ______________________ under which Officer was employed to serve as the Company's [xx];

WHEREAS, the Officer's employment with the Company (has been) (will be) terminated effective ________________; and

WHEREAS, pursuant to Section 7(c)(ii) of the Employment Agreement, Officer is entitled to certain compensation and benefits upon such termination, contingent upon the execution of this Release.

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and Officer agree as follows:

1. Officer, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company (and any of its affiliates), and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment by Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by Officer or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney's fees, reinstatement or reemployment. Officer relinquishes any right to future employment by Company and Company shall have the right to refuse to re-employ Officer without liability.

2. This Release extends to all claims based upon any fact or matter occurring prior to Officer's execution of this Agreement, whether known or unknown, and whether contingent or determined including, but not limited to, all claims under common law, statute, regulation, or ordinance, and including, but not limited to, all claims under the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, New York Labor Law, New York Human Rights Law, New York City Administrative Code, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, and all claims for negligence, breach of contract, wrongful or retaliatory discharge, defamation and intentional infliction of emotional distress.

3. Notwithstanding the foregoing, nothing in this Agreement releases the Company or any other person from (or any claims Employee has or may have relating to or arising from), in each case as applicable, (i) its obligation to indemnify and hold harmless Employee for any expense, liability and loss of Employee by reason of being or having been a director or officer of any Company entity, consistent with the bylaws of the respective Company entities, any D&O policy or as otherwise provided by applicable

law; or (ii) its obligations under this Agreement, under any Section 401(k) plan; or under COBRA, and/or (iii) its obligations regarding any other vested benefits or bonuses under the Agreement, the benefit plans of the Company and/or any other Company entity. Nothing herein shall be deemed to release by Employee of any Claim that, under applicable law, is not subject to release by private agreement.

4. This Release does not, and shall not be construed to, release or limit the scope of any existing obligation of Company to Officer and his eligible, participating dependents or beneficiaries under any existing benefit or retirement plan of the Company in which Officer or such dependents are participants.

5. Officer acknowledges and agrees that:

(a) he has read and understands this Release in its entirety;

(b) the payments and other benefits provided to his for executing this Release exceed the nature and scope of that to which he would otherwise have been entitled to receive from the Company;

(c) he has been advised in writing to consult with an attorney about this Release before signing it and has had ample opportunity to do so;

(d) he has been given twenty-one (21) days to consider this Release before signing it;

(e) he has the right to revoke this Release in full within seven (7) calendar days of signing it by providing written notice to the Chairman of the Company, and that this Release shall not become effective until that seven-day revocation period has expired; and

(f) he enters into this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

6. This release may not be modified amended or superseded and no provision may be waived orally. Any and all amendments and waivers and any substitution must be memorialized in a writing signed by both parties.

7. This release shall be governed under New York law applicable to agreements executed and to be fully performed in such state. Choice of law rules that might cause the application of any other law shall not apply. Officer agrees that the only proper venue for any dispute under this Release shall be in the state or federal courts located in New York City, New York. Officer consents to such jurisdiction and agrees not to seek to transfer or dismiss any case or proceeding brought before such courts in such venue.

IN WITNESS WHEREOF, the Officer has executed this Release as of the date first above written.

OFFICER

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EXHIBIT B TO EMPLOYMENT AGREEMENT

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Proprietary Information and Intellectual Property Agreement

This Proprietary Information and Intellectual Property Agreement is entered into this _____ __, 2021, by and between African Agriculture, Inc., a Delaware corporation (the "Company") and _________ ("I", "me" or "my").

RECITALS

A. I recognize that the Company, together with its subsidiaries and other affiliates, is engaged in a continuous program of consulting, research, development, experimentation and production respecting its businesses, present and future.

B. On the date hereof, I am entering into an Employment Agreement with the Company. This Agreement is intended to be supplementary to the Employment Agreement but shall survive the expiration or earlier termination of my employment thereunder.

C. As part of my employment by the Company I may make, contribute or participate in the development of new inventions and works of authorship of value to the Company.

D. My employment creates a relationship of confidence and trust between me and the Company with respect to any information (1) applicable to the businesses of the Company, or (2) applicable to the businesses of any client or customer of the Company which may be made known to me by the Company or by any client or customer of the Company, or learned or developed by me during the period of my employment.

E. The Company possesses and will in the future possess information that has been, or will be, created, discovered or developed, or has become or will become otherwise known to the Company (including, without limitation, information created, discovered or developed by or made known to me during the period of or arising out of my employment by the Company), and/or in which property rights have been or will be assigned or otherwise conveyed to the Company or any of its clients or customers, which information has or will have actual or potential economic value in the businesses in which the Company or any customer or client of the Company, as the case may be, is engaged. All of the aforementioned information is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes customer names, customer needs, consulting practices, trade secrets, processes, formulae, data, know-how, improvements, inventions, works of authorship, derivative works, computer software programs or portions thereof (including all of the following with respect thereto: applications, database schemas, screen shots, installation and configuration materials, workflow and process diagrams and the structure, organization and appearance of any user interfaces), documentation and training materials, online help systems, content and design of the Company's restricted-access web site, programming and other techniques, prototypes, specifications, work-in-progress, business plans, contract terms, product pricing, marketing plans, strategies, budgets, unpublished financial statements, financing arrangements, audit reports, forecasts, personnel information and customer lists and information.

F. As used herein, the period of my employment includes any time prior to the date hereof during which I was an employee or consultant of the Company and any time after termination of my employment relationship in which I may be retained as a consultant by the Company.

AGREEMENT

In consideration of my employment and continued employment as set forth in the Employment Agreement, I hereby agree as follows:

1. Proprietary Information. I hereby agree that I shall have no right, title or interest in or to any Proprietary Information or any patents, copyrights, trademarks and other rights in connection therewith. In furtherance of the foregoing, I hereby assign to the Company any right, title or interest I may have or acquire in or to all Proprietary Information and all patents, copyrights, trademarks and other rights in connection therewith. At all times, both during my employment by the Company and after its termination, I will not acquire any Proprietary Information by improper means, I will keep in confidence and trust all Proprietary Information that I may acquire, and I will not use or disclose any such Proprietary Information or anything relating to it without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties in good faith as an employee of the Company.

2. Return of Materials. In the event of the termination of my employment or consultancy by me or by the Company for any reason, I will deliver to the Company all equipment, media, documents and data of any nature pertaining to my work with the Company and I will not take with me any equipment, media, documents or data of any description or any reproduction thereof containing or pertaining to any Proprietary Information. In addition, I will bring to the Company's offices any computer equipment or media owned or possessed by me that contained any of the foregoing so that the Company may verify that all copies thereof have been completely removed therefrom.

3. Disclosure of Company Intellectual Property. I will promptly disclose to the Company, or any persons designated by it, all improvements, inventions, works of authorship, derivative works, computer software programs or portions thereof, formulae, processes, techniques, know-how, data and ideas, whether or not patentable or copyrightable, made, conceived, reduced to practice, developed, created, authored, originated or learned by me, either alone or jointly with others:

(a) during the period of my employment or consultancy that are directly or indirectly related to the business of the Company or the actual or demonstrably anticipated research or development of the Company, or result from work performed by me for the Company or otherwise within the scope of my responsibilities with the Company or on Company time, or result from use of facilities, equipment or supplies of the Company or use or knowledge of any Proprietary Information;

(b) during the period of my employment or consultancy that are directly or indirectly related to the business of any customer or client of the Company or the actual or demonstrably anticipated research or development of any client or customer of the Company, or result from work performed by me for any client or customer of the Company or otherwise within the scope of my responsibilities with respect to any client or customer of the Company; or

(c) within six months after termination of my employment that are directly or indirectly conceived as a result of, or are suggested or attributable to, work done by me during such employment or consultancy or result from use or knowledge of any Proprietary Information;

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(all said improvements, inventions, works of authorship, derivative works, formulae, processes, techniques, know-how, ideas and data, whether or not disclosed by me to the Company in accordance with this Section 3, shall be collectively hereinafter called "Company Intellectual Property").

4. Ownership of Company Intellectual Property. I hereby agree that I shall have no right, title or interest in or to any Company Intellectual Property or any patents, copyrights, trademarks or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in all Company Intellectual Property and all patents, copyrights, trademarks and other rights in connection therewith. I further agree as to all Company Intellectual Property to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights, trademarks and other rights and protections relating to the Company Intellectual Property in any and all countries, and to that end I will execute all documents for use in applying for and obtaining such patents, copyrights, trademarks and other rights and protections and enforcing the same, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. My obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks and other rights and protections relating to the Company Intellectual Property in any and all countries shall continue beyond the termination of my employment or consultancy, but the Company shall compensate me at a reasonable rate after such termination for time actually spent by me at the Company's request on such assistance. In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right or protection relating to any Company Intellectual Property, for any reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact to act for and on my behalf to execute and file any such application or other document and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by me.

5. Employee Intellectual Property. As a matter of record I have identified on the Exhibit hereto (which Exhibit is initialed by me and the Company) all inventions, improvements, works of authorship or derivative works that have been made, conceived, reduced to practice, created or authored by me alone or jointly with others prior to my engagement by the Company that I desire to remove from the operation of this Agreement. I represent that such list is complete and that I have not made or authored any other such inventions, improvements, works of authorship or derivative works at the time of signing this Agreement.

6. No Conflict or Breach. I represent that my performance of all terms of this Agreement and of my duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to the date hereof, or any order of any court, arbitration panel or governmental agency. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7. Former Employers. I understand that as part of the consideration for the offer of employment or consultancy extended to me by the Company and of my employment or consultancy or continued employment or consultancy by the Company that the Company requires that I make the representations and warranties in this Section 7. Accordingly, I represent, warrant and covenant the truth and accuracy of the following:

I have not brought and will not bring with me to the Company or use in the performance of my responsibilities at the Company (a) any materials, documents or proprietary information of a former employer or client that are not generally available to the public, unless I have obtained written authorization from such former employer or client for their possession and use, or (b) any proprietary information that I know or should have known has been acquired without the express permission of the owner thereof.

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The only materials or documents of a former employer or client that are not generally available to the public that I have brought or will bring to the Company or have used or will use in my employment or consultancy are identified in the Exhibit attached hereto, and, as to each such item, I represent that I have obtained prior to the effective date of my employment or consultancy with the Company written authorization for its possession and use in my employment or consultancy with the Company.

I also understand that, in my employment or consultancy with the Company, I am not to breach any obligation of confidentiality that I have to former employers or clients, and I agree that I shall fulfill all such obligations during my employment or consultancy with the Company.

8. **Injunctive and Equitable Relief.** I agree that in addition to any other rights and remedies available to the Company for any breach or threatened breach by me of my obligations hereunder, the Company shall be entitled to enforce my obligations hereunder by temporary restraining order, court injunction, or court ordered affirmative acts, which orders and injunction or ordered acts may restrain a future breaching of this Agreement if there is reasonable ground to believe that such a breach is threatened. I further agree to allow the Company to enjoin future use or disclosure of its trade secrets if it has reasonable grounds to believe such action is necessary or reasonably desirable to protect such trade secrets. No proof of actual damages or surety shall be required as a prerequisite for relief under this Section.

9. **Successors, Assigns, Etc.** This Agreement shall be binding upon me, my heirs, executors, assigns and administrators and shall inure to the benefit of the Company, its successors and assigns, provided that this Agreement may not be assigned by me. This Agreement is for the benefit of the Company and its successors.

10. **Severability/Modification.** It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11. **Other Applicable Law.** This Agreement does not limit any duties, responsibilities or obligations that I may have, or any rights of the Company, under applicable law, including without limitation any trade secrets acts now or hereafter in effect.

12. **Headings.** The headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of any provision hereof.

13. **Attorneys' Fees.** The Company shall be entitled to reimbursement for reasonable attorneys' fees and litigation costs or expenses incurred in its enforcement of the terms of this Agreement.

14. Governing Law. **[This Proprietary Information and Intellectual Property Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to any conflict of laws provision thereof which may cause the application of the laws of any other jurisdiction.]** The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in New York City, New York. The parties agree that the only proper venue for any dispute under this Agreement shall be in the state or federal courts located in New York City, New York. Each party consents to such jurisdiction and agrees not to seek to transfer or dismiss any case or proceeding brought before such courts in such venue.

Date: July 11, 2021

____

xx ALAN KESSLER.
CHAIRMAN & CEO.

ACCEPTED AND AGREED TO:

AFRICAN AGRICULTURE, INC.

By:______________________________

xx

#463202 v1 \99999 \111

EXHIBIT

Employee Intellectual Property (Section 5)

None

Prior Employment Materials Authorized by Prior Employer (Section 7)

None

July __, 2021

____
Employee Initials (xx)